Exhibit 23.6

Consent of GeothermEx, Inc.

We consent to the use and incorporation by reference in the Registration Statement on Form S-3 of Raser Technologies, Inc. (the “Company”) of our report entitled Lightning Dock Resource Assessment, and we consent to the use of all quotations, summaries or information derived from such report, including any geothermal reserve information, included or incorporated by reference in the Registration Statement and any amendments thereto. We also consent to all references to us included or incorporated by reference in the Registration Statement.

GeothermEx, Inc.

/s/ Subir K. Sanyal
Name: Subir K. Sanyal Title: President

May 22, 2009